Exhibit 10.75

HUDSON PACIFIC PROPERTIES, INC. AND HUDSON PACIFIC PROPERTIES, L.P.
2010 INCENTIVE AWARD PLAN

2019 OUTPERFORMANCE AWARD AGREEMENT

In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), hereby grants to [_____] (the “Participant”), as of [_______], 2019, this Outperformance Incentive Award (the “Award”) under the Company’s 2010 Incentive Award Plan (as amended from time to time, the “Plan”). This Award, together with all other Awards granted pursuant to this 2019 Outperformance Award Agreement, shall constitute the Company’s 2019 Outperformance Program (the “2019 OPP”) under the Plan.
ARTICLE I.
DEFINITIONS

The capitalized terms below shall have the following meanings for purposes of this Agreement. Capitalized terms that are used but not defined herein shall have the meanings provided in the Plan.

1.1	“2019 OPP” shall have the meaning set forth in the preamble.

1.2
“Absolute TSR Component” means, as of any given date, an amount equal to the product of (i) three percent (3%), times (ii) the difference obtained by subtracting (A) the Aggregate Market Capitalization as of such date, minus (B) the Aggregate Absolute TSR Threshold as of such date, provided, however, that in no event shall the Absolute TSR Component exceed twenty-eight million dollars ($28,000,000) under any circumstances. If the calculation of the Absolute TSR Component results in a negative number for any given date, then the Absolute TSR Component as of such date shall equal zero for purposes of such calculation.

1.3
“Aggregate Absolute TSR Threshold” means, as of any given date, the sum of the Per Share Absolute TSR Threshold determined for all Shares that are or were outstanding during the Performance Period through such date.

1.4
“Aggregate Baseline Capitalization Value” means, as of any given date, the sum of the Per Share Baseline Capitalization Value determined for all Shares that are or were outstanding during the Performance Period through such date. For the avoidance of doubt, the Per Share Baseline Capitalization Value of any Shares that are redeemed or repurchased during the Performance Period prior to such date shall be calculated as a negative number.

1.5
“Aggregate Market Capitalization” means, as of any given date, an amount equal to the sum of (i) the aggregate Per Share Market Capitalization determined for all Shares that are or were outstanding during the Performance Period through such date, plus (ii) the sum of all dividends (including special dividends) declared by the Company with respect to the Common Stock during the period beginning on (and including) the Grant Start Date and ending on (and including) such date.

1.6	“Agreement” means this 2019 Outperformance Award Agreement.

1.7	“Award” shall have the meaning set forth in the preamble.

1.8	“Award Value” shall have the meaning set forth in Section 2.1(a) hereof.

1.9	“Bonus Pool” means a dollar-denominated bonus pool determined in accordance with this Agreement.

Exhibit 10.75

1.10	“Bonus Pool Interest” means the Bonus Pool Interest granted hereunder in accordance with Section 2.1(a) hereof.

1.11
“Cause” shall have the meaning provided in an applicable employment or other service agreement between the Company (or an Affiliate) and the Participant or, if no such agreement exists or such agreement does not contain a “cause” definition, then Cause shall mean the occurrence of any one or more of the following events:

(a)	The Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company (other than any such failure resulting from Disability);

(b)	The Participant’s commission of an act of fraud or dishonesty resulting in reputational, economic or financial injury to the Company or an Affiliate;

(c)	The Participant’s commission of, or entry by the Participant of a guilty or no contest plea to, a felony or a crime involving moral turpitude; or

(d)
A breach by the Participant of the Participant’s fiduciary duty to the Company or any Affiliate which results in reputational, economic or other injury to the Company or any Affiliate; or the Participant’s willful and material breach of the Participant’s obligations under a written agreement between the Company (or an Affiliate) and the Participant.

1.12	“Change in Control” means the occurrence of any of the following events:

(a)A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Services Company, the Partnership or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.12(a) or Section 1.12(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof (the transactions contemplated by this Section 1.12(b), a “Non-Transactional Change in Control”); or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i)
Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company

Exhibit 10.75

or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.12(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Section 409A, no transaction shall constitute a Change in Control unless such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.13	“Company” shall have the meaning set forth in the preamble.

1.14
“Determination Date” means the date on which the Performance Period ends (whether on December 31, 2021 or earlier upon a Change in Control) and by reference to which the Final Bonus Pool is determined.

1.15
“Determination Date Per Share Value” means the Common Stock’s highest consecutive ten (10) trading-day average market closing price over the one hundred twenty (120)-day period ending on (and including) the Determination Date.

1.16	“Disability” means that the Participant has become “disabled” within the meaning of Section 409A.

1.17
“Final Bonus Pool” means, as of any given date, a Bonus Pool equal to the sum of (i) the Absolute TSR Component as of such date, plus (ii) the Relative TSR Component as of such date (the latter of which, for the avoidance of doubt, may be a negative number), provided, however, that in no event shall the Final Bonus Pool (i) be greater than twenty-eight million dollars ($28,000,000) or (ii) be less than zero. If, as of the Determination Date, the Company attains TSR (x) that is equal to the Target Aggregate Absolute TSR and (y) that yields a Relative TSR Percentage equal to the Index Return Percentage, the target Final Bonus Pool will equal $3,971,897.

1.18
“Good Reason” shall have the meaning provided in an applicable employment or other service agreement between the Company (or an Affiliate) and the Participant or, if no such agreement exists or such agreement does not contain a “good reason” definition, then Good Reason shall mean the occurrence of any one or more of the following events without the Participant’s prior written consent, subject to the cure provisions described below:

(a)
The assignment to the Participant of any duties that constitute a material diminution in the Participant’s authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant;

(b)	A material reduction of the Participant’s base salary as in effect on the date hereof or as the same may be increased from time to time; or

(c)
A material change in the geographic location of the Participant’s principal work location which shall, in any event, include only a relocation of the Participant’s principal work location by more than thirty (30) miles from its existing location.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within sixty (60) days after

Exhibit 10.75

the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the cure period.

1.19	“Grant Start Date” shall mean January 1, 2019.

1.20
“Index Return Percentage” means, as of any given date, the total shareholder return for the SNL US Office REIT Index (or any successor or replacement index thereto or therefor or, in the event there is no successor or replacement index, the NAREIT Office Index) from the Grant Start Date through such given date, expressed as a percentage and calculated in a manner consistent with TSR calculations under this Agreement.

1.21	“Initial Per Share Value” means the Common Stock’s five (5) trading-day trailing average market closing price over the period ending on (and including) December 31, 2018.

1.22	“Non-Transactional Change in Control” shall have the meaning set forth in Section 1.12(b) hereof.

1.23	“Participant” shall have the meaning set forth in the preamble.

1.24
“Per Share Absolute TSR Threshold” means, as of any given date, with respect to each Share that is or was outstanding during the Performance Period, an amount equal to the product obtained by multiplying (i) the Per Share Baseline Capitalization Value for such Share, times (ii) the sum of (A) one (1) plus (B) the product of 0.21 times (X / 1,096), where “X” equals the number of days in the Performance Period (including the date of measurement) during which such Share has been (or was, as applicable), outstanding.

1.25
“Per Share Baseline Capitalization Value” means, as of any given date, (i) with respect to each Share that is issued and outstanding as of the Grant Start Date, the Initial Per Share Value, (ii) with respect to each Share that is first issued or sold and becomes outstanding during the Performance Period (if any), the Fair Market Value of the Common Stock on the date on which such Share is issued or sold and becomes outstanding or (iii) notwithstanding anything to the contrary in the foregoing, with respect to each Share that was repurchased or redeemed by the Company and which ceased to be outstanding during the Performance Period, the Initial Per Share Value.

1.26
“Per Share Market Capitalization” means, as of any given date, with respect to each Share outstanding on such date, the Common Stock’s highest consecutive ten (10) trading-day average market closing price over the one hundred twenty (120)-day period ending on (and including) such date, provided, however, that notwithstanding the foregoing, for purposes of determining Per Share Market Capitalization when calculating the Final Bonus Pool (and all components thereof) in connection with a Change in Control (other than a Non-Transactional Change in Control), the Transaction Price shall be used for the Shares which are outstanding on such date in lieu of the Common Stock’s highest consecutive ten (10) trading-day average market closing price over the one hundred twenty (120)-day period ending on (and including) the date of the consummation of such Change in Control.

1.27	“Performance Period” means the period beginning on January 1, 2019 and ending on December 31, 2021, unless terminated earlier in connection with a Change in Control, as provided herein.

1.28	“Performance Period Dividend Equivalent” shall have the meaning set forth in Section 2.4 hereof.

1.29	“Plan” shall have the meaning set forth in the preamble.

Exhibit 10.75

1.30
“Pro Rata Vesting Ratio” means a fraction, (i) the numerator of which equals the number of days elapsed in the Performance Period through the date of a Participant’s termination of Employee status by the Company without Cause or by the Participant for Good Reason, and (ii) the denominator of which equals the total number of days in the Performance Period through the Determination Date.

1.31	“Qualifying Termination” means a termination of the Participant’s Employee status by the Company without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability.

1.32
“Relative TSR Component Adjustment Factor” means the variable determined based on the Relative TSR Sliding Scale Calculation by straight-line interpolation between (i) 0.25, if the Relative TSR Sliding Scale Calculation equals zero and (ii) one (1) if the Relative TSR Sliding Scale Calculation equals one (1).

1.33
“Relative TSR Component” means, as of any given date, a dollar amount equal to the product obtained by multiplying (i) a percentage equal to the difference obtained by subtracting (A) the Relative TSR Percentage as of such date minus (B) the Index Return Percentage as of such date, times (ii) the Aggregate Baseline Capitalization Value as of such date, times (iii) three percent (3%), provided, however, that in no event shall the Relative TSR Component exceed twenty-eight million dollars ($28,000,000) under any circumstances; and provided, further, that if, as of such date, the difference obtained by subtracting the Index Return Percentage minus the Relative TSR Percentage equals an amount, expressed as a percentage, that is greater than the product obtained by multiplying (a) nine percent (9%) times (b) (X / 1,096) where “X” equals the number of days elapsed in the Performance Period as of such date, the Relative TSR Component shall instead equal the Relative TSR Underperformance Component as of such date. In addition, notwithstanding the foregoing, if, on the date with respect to which the Relative TSR Component is being measured, the Relative TSR Component does not equal the Relative TSR Underperformance Component, but the Aggregate Market Capitalization as of such date exceeds the Aggregate Baseline Capitalization Value on such date by less than the percentage obtained by multiplying (A) twenty-one percent (21%) times (B) (X / 1,096) where “X” equals the number of days elapsed in the Performance Period as of such date, then the Relative TSR Component determined in accordance with the immediately preceding sentence shall be reduced for purposes of such measurement by multiplying the Relative TSR Component determined in accordance with the preceding sentence by the Relative TSR Component Adjustment Factor, provided, however, that if the Aggregate Market Capitalization is equal to or less than the Aggregate Baseline Capitalization Value on the given date, then the Relative TSR Component for such date shall equal the lesser of the Relative TSR Underperformance Component as of such date or zero.

1.34
“Relative TSR Percentage” means, as of any given date, the result, expressed as a percentage, determined by subtracting (i) the quotient obtained by dividing (A) the Aggregate Market Capitalization as of such date, by (B) the Aggregate Baseline Capitalization Value as of such date, minus (ii) one (1), provided, however, that if the Aggregate Baseline Capitalization Value equals or exceeds the Aggregate Market Capitalization on such date, the Relative TSR Percentage as of such date shall equal the lesser of the Relative TSR Underperformance Component as of such date or zero.

1.35
“Relative TSR Sliding Scale Calculation” means, as of any given date, a fraction, (i) the numerator of which equals the product of one hundred (100) times the Relative TSR Percentage as of such date, and (ii) the denominator of which equals the product of (A) twenty-one (21) times (B) (X / 1,096) where “X” equals the number of days elapsed in the Performance Period as of such date.

1.36
“Relative TSR Underperformance Component” means, as of any given date, a negative dollar amount equal to the product obtained by multiplying (A) three percent (3%), times (B) the amount, expressed as a percentage, by which (I) (a) the Index Return Percentage as of such date, minus (b) the Relative TSR Percentage as of such date, exceeds (II) the product obtained by multiplying (a) nine percent (9%) times

Exhibit 10.75

(b) (X / 1,096) where “X” equals the number of days elapsed in the Performance Period as of such date, times (C) the Aggregate Market Capitalization as of such date.

1.37	“Section 409A” means Code Section 409A and the Treasury Regulations and other official guidance promulgated thereunder.

1.38	“Share” means any share of Common Stock or Partnership common unit.

1.39	“Successor Entity” shall have the meaning set forth in Section 1.12(c)(i) hereof.

1.40
“Target Aggregate Absolute TSR” means, as of the Determination Date, the Aggregate Market Capitalization as of such date exceeds the Aggregate Baseline Capitalization Value on such date by at least the percentage obtained by multiplying (i) twenty-four percent (24%) times (ii) (X / 1,096), where “X” equals the number of days elapsed in the Performance Period as of such date.

1.41
“Transaction Price” means the final, publicly announced, price per share of Common Stock paid by an acquirer in connection with a Change in Control (other than a Non-Transactional Change in Control), provided, however, that the Administrator may, in its sole discretion, discount the value of any earn-out, escrow or other deferred or contingent consideration (in each case, to zero) as it deems appropriate.

1.42	“TSR” means the Company’s total shareholder return, as determined in accordance with the Absolute TSR Component and Relative TSR Component metrics described herein.

ARTICLE II.
TERMS OF AWARD

This Award represents the rights to: (i) participate in, and receive payment of a portion of, a Bonus Pool determined by reference to the Company’s absolute TSR performance and relative TSR performance over the Performance Period, and (ii) receive a cash payment equal to the dividends declared by the Company during the Performance Period with respect to a number of shares of Common Stock determined by reference to the Award Value, in each case, subject to the performance, vesting, payment, forfeiture and other terms and conditions set forth in this Agreement.
2.1Bonus Pool Interest.

(a)Grant of Bonus Pool Interest. The Company hereby grants to the Participant a [__] percent ([__]%) interest in the Final Bonus Pool (the “Bonus Pool Interest”), subject to the terms and conditions of this Agreement. To the extent that a Final Bonus Pool is created based on the Company’s TSR performance during the Performance Period and the Award vests and/or becomes payable, in each case, in accordance herewith, the amount of the Award will be determined by multiplying the Participant’s Bonus Pool Interest (as may be reduced in accordance with Section 2.1(b) hereof) by the dollar value of the Final Bonus Pool (the “Award Value”).

(b)Excess Grants of Bonus Pool Interests. To the extent (if any) that the sum of all Bonus Pool Interests granted under the 2019 OPP exceeds one hundred percent (100%) on the Determination Date, then all Bonus Pool Interests that vest and are outstanding under the 2019 OPP on the Determination Date (including any such Bonus Pool Interests granted in excess of one hundred percent (100%)) shall be reduced pro rata on the Determination Date such that the sum of all vested Bonus Pool Interests outstanding under 2019 OPP Awards on the Determination Date shall equal one hundred percent (100%) (and any Bonus Pool Interests that are forfeited on or prior to the Determination Date will be disregarded for purposes of this allocation). If the sum of all Bonus Pool Interests is less than one hundred percent (100%) on the Determination Date, no Bonus Pool Interest (including the Participant’s Bonus Pool Interest) shall be increased as a result thereof.

Exhibit 10.75

2.2Timing of Final Bonus Pool Determination. The Administrator shall determine the Final Bonus Pool, calculated as of the last day of the Performance Period: (i) if the Performance Period ends on December 31, 2021 or upon a Non-Transactional Change in Control occurring prior to December 31, 2021, within thirty (30) days following the Determination Date, or (ii) if the Performance Period ends upon a Change in Control occurring prior to December 31, 2021 (other than a Non-Transactional Change in Control), on or prior to the Change in Control.

2.3Vesting and Payment of Award. Notwithstanding any accelerated vesting provisions contained in any other agreement between the Company and the Participant that might apply to this Award, including without limitation that certain Employment Agreement dated [_____] between the Company and the Participant, which accelerated vesting provisions are hereby expressly superseded and replaced with respect to this Award, the following provisions, as applicable, shall govern the vesting and payment of the Award.

(a)Three-Year Performance Period, No Qualifying Termination. Except as otherwise provided in Sections 2.3(b) through 2.3(c) hereof, if the Determination Date occurs on December 31, 2021 (and no Change in Control is consummated prior to such date), subject to the Participant’s continued service as an Employee through such Determination Date, then 100% of the Award Value will vest on the Determination Date and be paid, as soon as practicable after January 1, 2022, but in no event later than March 15, 2022, in a number of fully vested shares of Common Stock determined by dividing the dollar amount of such vested portion of the Award Value by the Determination Date Per Share Value.

(b)Qualifying Termination. Subject to Section 2.1(b) hereof, if the Participant’s service as an Employee is terminated during the Performance Period:

(i)By the Company without Cause or by the Participant for Good Reason, then a portion of the Participant’s Bonus Pool Interest determined by multiplying such Bonus Pool Interest by the Pro Rata Vesting Ratio will time-vest immediately prior to such termination and remain eligible for payment of the Award Value following the Determination Date, and any portion of the Bonus Pool Interest which does not vest in accordance with this Section 2.3(b)(i) will be forfeited upon such termination and will not be eligible for any payout; or

(ii)Due to the Participant’s death or Disability, then the Participant’s entire Bonus Pool Interest will time-vest immediately prior to such termination and remain eligible for payment of the Award Value following the Determination Date (determined with respect to the Participant’s entire Bonus Pool Interest).

Any Award Value that becomes payable in respect of Bonus Pool Interests that vest under this Section 2.3(b) will be paid in a number of fully vested shares of Common Stock (rounded down to the nearest whole share) determined by dividing the dollar amount of the applicable Award Value (if any) by the Determination Date Per Share Value, with any such shares of Common Stock paid to the Participant on or about the date that vested shares of Common Stock are delivered to Participants in the 2019 OPP generally in respect of Award Value vesting on the Determination Date but in any event, no later than fifteenth (15th) day of the third (3rd) month following the Determination Date, provided, however, that if the Determination Date occurs upon the consummation of a Change in Control (other than a Non-Transactional Change in Control), then the Transaction Price shall be used in lieu of the Determination Date Per Share Value for purposes of calculating the number of vested shares of Common Stock paid pursuant to this paragraph.
(c)Change in Control That Ends Performance Period. If the Performance Period ends prior to December 31, 2021 upon a Change in Control, then (i) if the Participant remains in service as an Employee through such Change in Control, the Participant shall vest in full in the Participant’s Bonus Pool Interest and shall be paid the applicable Award Value, and (ii) if the Participant experienced a Qualifying Termination prior to such Change in Control, the Participant shall receive a payment of the Participant’s pro rata Award Value determined in accordance with Section 2.3(b) hereof. Payments under this Section 2.3(c) will be made immediately prior to the consummation of the Change in Control in a number of fully vested shares of Common Stock determined by dividing the dollar amount of the applicable Award Value (if any) by the Transaction Price, provided, however, that if the Change in Control is a Non-Transactional Change in Control, then (A) the Determination Date Per Share Value shall be used in

Exhibit 10.75

lieu of a Transaction Price for purposes of calculating the number of vested shares of Common Stock paid pursuant to this Section 2.3(c), and (B) the payments will be made as soon as practicable after the Determination Date, but in no event later than the fifteenth (15th) day of the third (3rd) month following the month in which the Determination Date occurs. Any shares of Common Stock issued pursuant to this Section 2.3(c) shall be subject to the terms and conditions of the definitive Change in Control documents applicable to the Common Stock generally, if any, including without limitation any such terms and conditions of an applicable purchase agreement, and the Participant hereby consents and agrees to be bound by any and all such terms and conditions with respect to any shares of Common Stock paid hereunder.

2.4Performance Period Dividend Equivalent Payment. In addition to any shares of Common Stock that become payable in accordance with Section 2.3 hereof, the Participant shall be entitled to a cash payment, payable as soon as practicable after the Determination Date, but in no event later than the fifteenth (15th) day of the third (3rd) month following the Determination Date, in an amount equal to the aggregate dividends declared by the Company during the Performance Period (including both ordinary and extraordinary dividends) in respect of a number of shares of Common Stock determined by dividing the dollar amount of the Participant’s actual Award Value by the Determination Date Per Share Value (the “Performance Period Dividend Equivalent”), provided, however, that if the Determination Date occurs upon the consummation of a Change in Control (other than a Non-Transactional Change in Control), then the Transaction Price shall be used in lieu of the Determination Date Per Share Value for purposes of calculating the number of shares of Common Stock pursuant to this paragraph. The Performance Period Dividend Equivalent, if any, shall be paid without regard to whether the Participant remains in service as an Employee through the Determination Date. If the Participant’s Award Value is zero on the Determination Date, then the Participant shall not be entitled to any payment under this Section 2.4.

2.5Forfeiture. Upon the earliest to occur of (i) the Participant’s termination of service as an Employee prior to the Determination Date for any reason other than a Qualifying Termination, or (ii) the Administrator’s determination that the Final Bonus Pool equals zero, the Participant shall forfeit all rights and interests under this Agreement and the 2019 OPP without further action on the part of the Company or the Participant and without payment of consideration therefor, which forfeiture shall include, without limitation, any rights or interest in any Award Value and/or any Performance Period Dividend Equivalent.

ARTICLE III.
MISCELLANEOUS

3.1    Tax Withholding. The Company and its Affiliates shall be entitled to require a cash payment (or other form of payment determined in accordance with Section 11.2 of the Plan) by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant, vesting and/or payment of the Award. In satisfaction of the foregoing requirement with respect to the vesting or payment of the Award, unless otherwise determined by the Administrator, the Company or its Affiliates shall withhold Shares otherwise issuable under the Award having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law. The number of Shares which shall be so withheld shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in the applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Company shall have no obligation to make any payment in any form under this Agreement unless and until such tax obligations have been satisfied. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award prior to the Determination Date, the Administrator shall accelerate the payment of a portion of the Award Value sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations. Any amounts accelerated and withheld in accordance with the preceding sentence shall reduce the Participant’s Award Value on the Determination Date on a dollar-for-dollar basis.

Exhibit 10.75

3.2    Conditions to Delivery of Shares. Any shares of Common Stock deliverable under this Award may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock under this Agreement prior to fulfillment of all of the following conditions:

(i)The admission of such shares of Common Stock to listing on all stock exchanges on which the Common Stock is then listed;

(ii)The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(iii)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(iv)The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience.

Notwithstanding the foregoing, the issuance of such shares of Common Stock shall not be delayed to the extent that such delay would result in a violation of Section 409A. In the event that the Company delays the issuance of any shares of Common Stock because it reasonably determines that the issuance of such shares of Common Stock will violate federal securities laws or other applicable law, such issuance shall be made at the earliest date at which the Administrator reasonably determines that issuing such shares of Common Stock will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii).
3.3    Section 409A.

(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 3.3 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s “separation from service” to the extent that the Administrator determines that the Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement.

3.4    Award Not Transferable.

(a)Neither this Award nor any interest or right herein or part hereof shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition

Exhibit 10.75

by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition hereof shall be null and void and of no effect; provided, however, that this Section 3.4 notwithstanding, with the written consent of the Administrator, the Award may be transferred to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family or to such other persons or entities as may be expressly approved by the Administrator, pursuant to any such conditions and procedures the Administrator may require.

(b)Notwithstanding anything to the contrary contained herein, the Participant shall not, without the consent of the Administrator (which shall not be unreasonably withheld), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any Shares issuable hereunder prior to the second anniversary of the Determination Date (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to (i) any Transfer of Shares to the Company, (ii) any Transfer in satisfaction of any withholding obligations with respect to the Award, (iii) any Transfer following the Participant’s Termination of Service, including without limitation by will or pursuant to the laws of descent and distribution, (iv) any Transfer to certain persons or entitles related to the Participant as set forth in the proviso in Section 3.4(a) above or (v) any Transfer upon the occurrence of, and in connection with, a Change in Control (or such earlier time as is necessary in order for the Participant to participate in such Change in Control transaction with respect to the Shares and receive the consideration payable with respect thereto in connection with such Change in Control).

3.5    No Rights as Stockholder. Except as otherwise expressly provided herein, unless and until shares of Common Stock are issued in payment of this Award, this Award shall not confer any stockholder rights upon the Participant.

3.6    Not a Contract of Employment. Nothing in this Agreement, the 2019 OPP or the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided to the contrary in a written agreement between the Company or an Affiliate, on the one hand, and the Participant on the other.

3.7    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8    Incorporation of Terms of Plan; Authority of Administrator. The 2019 OPP and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference, including without limitation Section 13.2 of the Plan. In the event of any inconsistency between the Plan and this Agreement and/or the 2019 OPP generally, the terms of the Plan shall control. In accordance with the Plan (and not in limitation of any other provision), the Administrator shall make all determinations under this Agreement in its sole and absolute discretion and all interested parties shall be bound by such determinations.

3.9    Decimals. Except as expressly provided herein with respect to rounding, to the extent that any calculations hereunder result in decimals, all such decimals shall be carried out and rounded to the nearest one hundred thousandth (.00001).

3.10    Consideration to the Company. In consideration of the grant of the Award by the Company, the Participant agrees to render faithful and efficient services to the Company or any Affiliate.

3.11    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all

Exhibit 10.75

applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and the 2019 OPP shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the 2019 OPP, this Award and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.12    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.

3.13    Other Performance Award; Performance-Based Compensation. This Award shall constitute an Other Performance Award for purposes of the Plan. In addition, this Award is intended to constitute Performance-Based Compensation within the meaning of the Plan.

3.14    Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company at its principal executive office.

3.15    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.16    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.17    Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Without limiting the generality of the foregoing, the parties acknowledge and agree that this Agreement embodies their final intent and understanding with respect to the implementation of the 2019 OPP and the grant of the Award, and supersedes all previous descriptions, discussions, agreements or other materials relating to the 2019 OPP.

3.18    Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the shares of Common Stock issuable hereunder.

3.19    Clawback. This Award shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company or the Partnership, in each case, as may be amended from time to time.

Exhibit 10.75

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the 2019 OPP and this Agreement. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan and/or this Agreement. In addition, by signing below, the Participant acknowledges that the Administrator, in its sole discretion, may satisfy any withholding obligations arising under this Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant under this Agreement, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant and to submit the proceeds of such sale to the Company, and/or (iii) any other method permitted under the Plan. If the Participant is married, his or her spouse has signed the Consent of Spouse attached to hereto as Exhibit A.

HUDSON PACIFIC PROPERTIES, INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

Exhibit 10.75

EXHIBIT A
TO OUTPERFORMANCE AWARD AGREEMENT
CONSENT OF SPOUSE
I, ____________________, spouse of _______________, have read and approve the foregoing Agreement. In consideration of issuing to my spouse the shares of the common stock of Hudson Pacific Properties, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Hudson Pacific Properties, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital prop-erty in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________, _____	Signature of Spouse